Filed Pursuant to Rule 424(B)(3) and 424(C)
File No. 333-248954

Utz Brands, Inc.

SUPPLEMENT NO. 4 TO

PROSPECTUS DATED OCTOBER 12, 2020

THE DATE OF THIS SUPPLEMENT IS DECEMBER 29, 2020

This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of Utz Brands, Inc. (the “Company”), dated October 12, 2020 (as amended or supplemented, the “Prospectus”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 4. Except to the extent that the information in this Supplement No. 4 modifies or supersedes the information contained in the Prospectus, this Supplement No. 4 should be read, and will be delivered, with the Prospectus. This Supplement No. 4 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 4 is to update and supplement the information contained in the section of the Prospectus entitled “Selling Holders.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 29 of the Prospectus to read about factors you should consider before buying our Class A Common Stock and Warrants.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this Supplement No. 4 or the Prospectus. Any representation to the contrary is a criminal offense.

SELLING HOLDERS

The information in the table appearing under the heading “Selling Holders ― Shares of Class A Common Stock” in the Prospectus is supplemented and amended by the following information, which includes information with respect to Selling Holders not previously listed in the Prospectus and supersedes information with respect to the Selling Holders listed below as of the date of this Supplement No. 4. The following updated information supplements the information in such table, is based solely upon information provided to us by the Selling Holders and is accurate, to the best of our knowledge, as of December 29, 2020.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Series U of UM Partners, LLC (2)	51,296,650	42.85	51,296,650	42.85	—	—
Series R of UM Partners, LLC (2)	9,052,350	7.56	9,052,350	7.56	—	—
Rice Family Foundation (3)	900,000	*	900,000	*	—	—

(1)	Based upon 59,371,175 shares of Class A Common Stock outstanding as of November 3, 2020.

(2)	Represents shares of Class A Common Stock issuable upon the conversion of the Retained Company Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock. UM Partners, LLC is a series LLC, consisting of two separate protected series, each of which has separate members, managers, ownership interests, assets, debts, liabilities, obligations and expenses. The boards of managers of each of Series U of UM Partners LLC and Series R of UM Partners LLC consist of five members and act by majority approval. Each of the members of the boards of managers of Series U of UM Partners LLC and Series R of UM Partners LLC disclaims beneficial ownership of any of our shares of Class V Common Stock, other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(3)	The Rice Family Foundation is a 501(c)(3) nonprofit organization and Stacie R. Lissette is the Trustee. Stacie R. Lissette is the spouse of the Company’s Chief Executive Officer, Dylan B. Lissette, and is the daughter of Michael W. Rice, a member of the Board of Directors of the Company. The business address of the Rice Family Foundation is P.O. Box 229, Hanover, PA 17331.